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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Christopher M. Salyer               David S. Race
         Chairman & CEO                      Vice President & COO
         CD Warehouse, Inc.                  CD Warehouse, Inc.
         405-949-2422                        405-949-2422


             CD WAREHOUSE, INC. APPOINTS NEW CHAIRMAN, CEO AND COO

     OKLAHOMA CITY, OK AUGUST 30, 2000 - CD Warehouse, Inc. (NASDAQ: CDWI) announced today that Jerry W. Grizzle, its Chairman, President and CEO since the Company's founding has been appointed Chairman Emeritus (a non-voting position) and will relinquish his positions of Chairman, Chief Executive Officer and President. Christopher M. Salyer, who has served as a member of the CDWI Board of Directors since October 1996, will assume the full time role of Chairman, Chief Executive Officer and President. In addition, David S. Race, CDWI's Vice President of Franchise Services, has been named Chief Operating Officer.

Mr. Grizzle has led CDWI thorough all of its significant milestones. He served as Chairman and CEO of CDWI since its founding in September of 1996. During that time, total revenues rose from just over $9 million in 1997 to over $31 million in 1999. The number of stores operating in the system rose from 113 in January 1997 to over 325 today. System-wide sales increased from $20 million in 1996 to over $107 million in 1999. Grizzle also led CDWI in its key acquisitions, including the 137 unit Disc Go Round system and the 16 store Music Trade chain based in San Diego, CA.

"I believe that this is an opportune time for me to step aside from the day-to-day operations of CD Warehouse yet continue to assist the Company in this new position," said Grizzle. "My experience with CD Warehouse has been very personally rewarding. However, in 1995, I entered the Doctoral program at Oklahoma State University. I had completed my course work and passed my comprehensive exams when I got involved with CD Warehouse. This move affords me the time necessary to complete my dissertation and obtain my Ph.D., while at the same time making myself available to the Company." Grizzle concluded, "Chris has been a very involved director since we completed the Initial Public Offering in 1997. There will be no loss of momentum because of this change."

Mr. Salyer will be joining CD Warehouse after serving as Chairman and CEO of Medical Arts Laboratory, Inc., the nation's oldest independent medical laboratory. He also serves as the Chairman of Accel Financial Staffing, Inc., a temporary services company formed by Mr. Salyer in 1995. He served as Chairman and CEO of National Check Cashiers corporation, a retail financial services company, from 1984 to 1994.

"We are very grateful to Jerry for his numerous contributions to his company," said Salyer. "I firmly believe in the ability of CD Warehouse and its franchisees to retain its position as the largest pre-owned music chain in the world, and I look forward to helping the system achieve an even greater level of success in the coming years."
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"The strength of this system is its Franchisees," Salyer continued. "We will focus our attention on the single most important goal for the system: Franchisee profitability and service. I believe that David Race, with his strong background in franchise services and the retail industry, will prove to be a significant asset in this process." Salyer concluded, "By insuring the success of our Franchisees, we will improve and enhance the value to our stockholders."

Mr. Race will assume the role of COO after serving as CDWI's Vice President of Franchise Services since March 1999. Prior to joining CDWI, Race served as Senior Manager of Field Operations for the Disc Go Round division of Grow Biz, International. His primary functions in that capacity was to work directly with the Franchisees of that system. Prior to joining Grow Biz, Race served as Regional Operations Manager for Target, one of the nations's leading discount retail chains.

"I am very excited about the opportunities that exist with CD Warehouse and its franchisees," said Race. "The continued focus of the company will be to ensure that every effort is made with one specific goal in mind; improving the level of service to, and the profitability of, the franchisees. In addition we will endeavor to expand this exciting retail concept by assisting our existing, as well as new, franchisees in their individual growth plans."

CD Warehouse, Inc. franchises and operates retail music stores in 38 states, the District of Columbia, England, France, Guatemala, Canada and Venezuela under the name "CD Warehouse, disc go round, CD Exchange and Music Trader." CD Warehouse stores buy, sell and trade pre-owned CDs, DVDs and Games with their customers. CD Warehouse stores sell a full complement of new release CDs.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those contained in the Company's periodic reports filed with the Securities and Exchange Commission.